Exhibit 10.3

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

CPREMETM  - A123 SYSTEMS SALES AGREEMENT

This Sales Agreement (“Agreement”) is made and entered into between ConocoPhillips Specialty Products Inc., a Delaware corporation with an office at 600 North Dairy Ashford, Houston, Texas 77079 (“Seller”) and A123 Systems, Inc., a Delaware corporation, with an office at Arsenal on the Charles, 321 Arsenal Street, Watertown, Massachusetts 02472 (“Buyer”).

WHEREAS, Seller is a manufacturer of graphite powder; and

WHEREAS, Buyer desires to purchase graphite powder from Seller to be used solely for manufacture of Li-ion cells and batteries in Buyer’s facilities and approved subcontractors, upon the terms and conditions set forth herein;

NOW, THEREFORE, the parties agree as follows:

1.             Product.

Product (“Product”) is defined as CPREME Graphite Powder.  Seller shall provide to Buyer all material safety data sheets (MSDS) applicable to the Product purchased at or before the time of the initial shipment.  All updates to such MSDS shall be provided to Buyer with the first shipment after updating.  The Product will conform to the specifications attached in Exhibit 2.

2.             Forecast, Quantity and Lead Times.

(a)           Forecasts:  It is agreed that Buyer will  provide Seller upon request, a rolling six (6) month forecast for the Product ( “Forecast”).  No Forecast shall be considered in any manner or to any extent to be a binding commitment to purchase Products on the part of Buyer.  Seller shall utilize the Forecast solely for planning and inventory purposes.

(b)           Notwithstanding the forgoing Seller  shall be capable of providing Buyer with a minimum of [**] per month in January, 2010 ramping to [**] per month by [**] and [**] per month by [**] (collectively “Minimum Capacity”).  Seller will immediately notify Buyer in the event Seller has reason to believe Seller will not be able to supply Buyer with the amount of Product required under the Forecast.

(c)           Subject to Buyer’s right under this Agreement to make “Variance Payments” (as hereinafter defined) in lieu of purchases, Buyer agrees to purchase annual volumes of Product (the “Annual Minimum Purchase)as follows:

a.     2010 - [**];

b.     2011 – [**];

c.     2012 – [**];

d.     2013 – [**].

(d)           If Seller fails to meet product specifications or is unable to produce the Annual  Minimum Purchase volume, Buyer will be relieved of the obligation to purchase the Annual Minimum Purchase by the amount of the shortfall.

(e)           If the Annual Minimum Purchase has not been purchased by Buyer by the applicable year end, Buyer agrees to pay a fee equal to $[**] for the difference between the amount actually purchased in that calendar year and the Annual Minimum Purchase (“Variance Payment”).  Buyer agrees to pay the Variance Payment within [**] after date of Seller’s invoice.

(f)            Buyer shall receive credit for any Variance Payment in the following year at a rate of $[**].  This credit shall reduce the price of ongoing purchases of Product until the prior year’s variance payment has been re-claimed in its entirety and the prior year’s Annual Minimum Purchase has been satisfied.  Once the prior year’s annual minimum purchase has been satisfied, subsequent purchases begin to count towards the current year’s Annual Minimum Purchase.

(g)           Product purchased by Buyer in 2010 prior to the Effective Date of this Agreement will be applied towards the 2010 Annual Minimum Purchase.

(h)           If Buyer is required to pay a Variance Payment for 2012 or 2013, Buyer will have until April 1, 2015, to continue to purchase Product and re-claim the 2012 or 2013 Variance Payment provided that after April 1, 2014, no more that [**], may be applied to re-claim the Variance Payment.  The price charged for Product purchased to re-claim the Variance Payment will be equal to the 2013 contract price with a price adjustment to be negotiated for reasonable storage charges.

(i)            Purchase Orders.  Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller the amount of Buyer’s requirements specified in the applicable purchase orders issued to Seller for anode material in Buyer’s  manufacturing facilities or A123 Systems approved subcontractors’ manufacturing facility.

(j)            Long Lead Time Items.   Seller  shall notify Buyer  in writing if any of the components, materials or supplies  have a lead time of greater than 90 days.   Buyer  may authorize Seller  in writing to purchase, in amounts beyond the amount necessary to fill accepted Purchase Orders, the components, materials, and supplies with lead times greater than ninety (90) days at the time the order is placed (“Long Lead Time Components”) plus 30 days to account for the order, shipment, receipt and manufacturing time. Subject to Buyers’ approval, Seller  may purchase Long Lead Time Components sufficient to meet all deliveries under the Purchase Orders and Product Forecast in effect at the time the order with the supplier is placed.

(k)           The quantity of Product delivered shall be determined based upon bill of lading weights.

3.             Price.

The price for Product is set forth in Exhibit #1. Freight will be Ex-Works in accordance with Incoterms 2000.

4.             Payment Terms.

For Products shipped to [**], Buyer shall pay the invoices [**] after date of Seller’s invoice. For Product shipped to [**], Buyer shall pay invoices [**] after date of invoice.

5.             Term and Termination; End of Life.

(a)           This Agreement shall be for a term commencing on the Effective Date and ending on December 31, 2014, (the “Initial Term”) and from day to day thereafter, provided however, that Buyer may terminate this Agreement upon not less than one year’s written notice  and Seller may terminate this Agreement upon not less than two year’s written notice.  For avoidance of doubt, and notwithstanding the foregoing, no termination may be effective prior to the expiration of the Initial Term. Without limiting the foregoing, after December 31, 2013, (i) unless the Parties agree otherwise, Buyer may, but is not required to, purchase a volume of Product consistent with its Forecast up to [**]/calendar year, and (ii) unless the Parties agree otherwise, the price of Product shall be the same as that during 2013.

(b)           End of Life/Changes to material process or equipment.  If any of the component parts of any Product that Seller purchases from some other source ceases being produced for any reason, Seller  will notify Buyer as soon as it learns of the planned discontinuance and will, at Seller’s sole cost purchase enough of the components to meet its obligations under this Agreement until another source is identified and qualified to meet the product specification and such qualification to be at Seller’s sole cost.  In the event that a last time buy of a component is required, Seller and Buyer  will mutually agree as to the total quantity of that component that must be purchased by Seller  to meet requirements under this Agreement.  In case of a capacity constraint or limited availability of raw materials, Seller  reserves the right to allocate Product to customers based on historic purchases over the previous 12-months provided however that in no event shall such allocation relieve Seller of it obligation to provide the Minimum Capacity set forth in Section 2.   Seller shall not ship any product to Buyer with any material changes to current formulation, equipment, process, raw materials or manufacturing location without Buyers approval in writing. Seller shall in writing provide reasonable notice to Buyer prior to any planned changes. Buyer’s approval will not be unreasonably withheld.

(c)           Discontinuance of Product[**].  Seller may discontinue manufacture and supply of Product only upon termination of this Agreement by either Party.  [**] of this Agreement.

6.             Default.

(a)         Any credit Seller may elect to extend to Buyer shall be upon Seller’s credit terms.

(b)         Seller shall have the right to change the terms of such credit at any time if Seller determines, in its reasonable discretion, that the financial condition of Buyer warrants such a change.

(c)         Notwithstanding any other provision, if: (a) Buyer fails to make any payment within payment terms, then Seller shall have the right to issue a written payment demand notice to Buyer.  If Buyer fails to make payment within a period of [**] from the written notice thereof provided such notice is sent by overnight courier or (b) Buyer’s financial condition does become impaired or unsatisfactory to Seller, in Seller’s reasonable discretion, then Seller may suspend deliveries to Buyer until such time as satisfactory credit arrangements are made with Seller, including payment of past due invoices and which may include providing an irrevocable letter of credit in a form and substance specified by Seller, issued and confirmed (if required) by a bank acceptable to Seller and in an amount sufficient to cover the estimated credit exposure to Seller, or Seller may require Buyer to pay by cash in advance.  Buyer’s failure to cure any default within the [**] cure period or meet any obligation under this section shall give Seller the right to seek payment of the amounts due and  immediately suspend further shipments  as it’s exclusive non-judicial remedy.

7.             Title and Risk of Loss; Delivery.

Title and risk of loss to the Product shall pass to Buyer in accordance with Ex Works  Seller’s dock.

Except as provided elsewhere in this Agreement, Buyer will have no responsibility or liability on account of anything that may be done, happen or arise with respect to Product before risk of loss has passed to Buyer, and Seller will have no responsibility or liability on account of anything that may be done, happen or arise with respect to Product after risk of loss has passed to Buyer.

8.             Product Management and Duty to Warn.

Guidelines for managing Product are attached hereto and made a part of this Agreement as Exhibit 3, attached hereto and incorporated herein.  Buyer agrees to follow the Product Management Guidelines as the same may be amended from time to time by the mutual agreement of the parties.

Buyer acknowledges that it is familiar with, and will take all reasonable steps necessary to inform, warn, and familiarize its employees, agents, customers, and contractors who may handle the Product, of all hazards pertaining to and proper procedures for safe use of the Product and of the containers or equipment in which the Product may be handled, shipped, or stored.  Buyer also undertakes to label as appropriate any materials which it makes or resells that include Product.

BUYER SHALL INDEMNIFY AND DEFEND THE SELLER AND ITS AFFILIATED ENTITIES FROM AND AGAINST ANY THIRD PARTY CLAIM,

LIABILITY OR EXPENSE INCLUDING INJURY OR DEATH EXCEPT TO THE EXTENT THAT THE CLAIM, LIABILITY OR EXPENSE IS CAUSED BY SELLER’S NEGLIGENCE, PRODUCT DEFECTS ATTRIBUTABLE TO SELLER’S NEGLIGENCE OR THE FAILURE OF THE PRODUCT TO MEET THE SPECIFICATIONS CONTAINED IN ATTACHED EXHIBIT A WHEN DELIVERED TO BUYER.  EXPENSE AS USED HEREIN SHALL INCLUDE REASONABLE ATTORNEYS FEES.

SELLER SHALL INDEMNIFY AND DEFEND THE BUYER AND ITS AFFILIATED ENTITIES FROM AND AGAINST ANY THIRD PARTY CLAIM, LIABILITY OR EXPENSE INCLUDING INJURY OR DEATH EXCEPT TO THE EXTENT THAT THE CLAIM, LIABILITY OR EXPENSE IS CAUSED BY BUYER’S NEGLIGENCE OR PRODUCT DEFECTS ATTRIBUTABLE TO BUYER’S NEGLIGENCE. EXPENSE AS USED HEREIN SHALL INCLUDE REASONABLE ATTORNEYS FEES.

9.             Limited Warranty.

Seller warrants that the Product sold under this Agreement  will be free from defects in materials  and workmanship and shall meet the mutually agreed upon  specifications for a period of [**] from receipt of shipment.  This warranty does not cover any Product which (a) has been used in a manner not authorized by the specifications; or (b) has not been stored and handled in accordance with Product Storage Instructions set forth  in Exhibit 4 provided that the failure of the Product is directly attributable to the improper storage of the Product or the use of the Product in a manner not authorized by the specifications.

OTHER THAN THE WARRANTY SPECIFIED IN THIS SECTION 9, SELLER DOES NOT MAKE AND EXPRESSLY DISCLAIMS, AND BUYER EXPRESSLY WAIVES, ANY OTHER WARRANTIES INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, REGARDLESS OF WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, OR ALLEGEDLY ARISING FROM ANY USAGE OF ANY TRADE OR FROM ANY COURSE OF DEALING.

10.           Warranty Remedy and Limitation of Liability.

Seller’s liability for breach of warranty  shall be limited to replacement of non-conforming  Product or refund of the purchase price thereof, at Seller’s option, and any loss, damage or cost for which Seller is obligated to indemnify Buyer pursuant to the terms of this Agreement.

EXCEPT FOR CLAIMS ARISING UNDER SECTION 13 AND 24, OR FROM SELLER’S GROSS NEGLIGENCE AND WILLFUL MISCONDUCT, BUYERS TOTAL LIABILITY ARISING FROM THIS AGREEMENT FOR ANY CLAIMS OF ANY NATURE WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), INDEMNITY, CONTRIBUTION, STRICT LIABILITY OR OTHERWISE, WILL NOT EXCEED THE SUM OF $[**]  AND SELLER’S

TOTAL LIABILITY WILL NOT EXCEED THE SUM OF $[**] THIS CONSTITUTES A PARTY’S MAXIMUM LIABILITY EVEN IF THE PRODUCT HAS BEEN MIXED WITH OTHER MATERIALS OR USED IN SPECIALIZED EQUIPMENT.  EXCEPT FOR CLAIMS ARISING UNDER SECTION 13 OR SECTION 24 OR EITHER PARTY’S WILLFUL MISCONDUCT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL, CONTINGENT, EXEMPLARY OR PUNITIVE DAMAGES INCURRED BY BUYER OR RESULTING FROM OR ARISING OUT OF THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOSS OF PROFIT, OR BUSINESS INTERRUPTION, HOWEVER SAME MAY BE CAUSED AND REGARDLESS OF A PARTY’S SOLE OR CONCURRENT NEGLIGENCE.

12.           Taxes.

In addition to the price provided herein, Buyer will pay Seller an amount equal to any Tax related to sales made pursuant to this Agreement, or to the transportation, production, or use of the Product, and assessed on Seller by any governmental authority or that Seller is required to collect from Buyer under applicable law.  For purposes of the foregoing sentence, the term “Tax” shall include, without limitation, sales, use and excise taxes, duties (including dumping duties), or other assessments or charges (including Superfund/environmental levies, Goods & Services Taxes, or the like), but such term shall not include any income or franchise tax measured by Seller’s net income or margin, or any gross receipts tax imposed by any jurisdiction on Seller for the privilege of Seller doing business in that jurisdiction  Any personal property taxes assessed upon the value of the Product will be paid by the party having title thereto at the time such taxes are assessed. If Buyer is exempt from the payment of any Tax, Buyer will furnish to Seller proper exemption certificates, taxpayer identification number, or other documentation acceptable to Seller to cover the Product purchased hereunder.

13.           Patent Defense and Indemnification.

Seller shall indemnify and hold Buyer harmless in connection with any suit, claim or demand that:

(a)           alleges that the Product (as used in this Section, the term “Product” includes the ingredients thereof taken both singularly and collectively) purchased hereunder or its method of manufacture infringes a claim of any Patent or other third party intellectual property right or involves the misappropriation of a trade secret by Seller; or

(b)           alleges that the use or application of the Product purchased hereunder for using as an anode material in a Lithium—ion battery infringes a claim of any Patent or other third party intellectual property right.

Seller shall not be obligated in any way under this Section to defend, indemnify and hold Buyer harmless for any suit, claim or demand alleging infringement of a claim of any

Patent or other third party intellectual property right which is based on Buyer (x) using the Product purchased hereunder for any purpose other than an anode material in a Lithium-ion battery, or (y) combining the Product purchased hereunder with any other material if the Product alone is not infringing, or (z) which is based on an improper or unauthorized way that Buyer handles or introduces the Product purchased hereunder into the Buyer’s product if not in accordance with Seller’s written instructions.  Seller’s obligations set forth herein shall be conditioned on Buyer promptly advising Seller in writing of any suit, claim or demand for which Seller is obligated under this Section, and on Seller having sole charge and direction of the defense and/or settlement of any such suit, claim or demand.  Buyer shall have the right to be represented by advisory counsel of its selection at its own expense.

14.           Contingencies.

(a)           Neither party will be in breach of its obligations hereunder to the extent that performance is prevented or delayed as a result of any of the following contingencies: (a) any cause beyond the reasonable control of the party concerned; (b) labor disturbance, whether or not involving the employees of the party concerned or otherwise, and whether or not the disturbance could be settled by acceding to the demands of a labor group; or (c) compliance with a request or order of a person purporting to act on behalf of any government or governmental department or agency (including but not limited to EPA and OSHA); or shortage in raw material, transportation, power, manufacturing capacity (except as Seller’s capacity made available to Buyer and Buyer’s obligation to purchase [**] of Product as described in Section 2) or product itself from a party’s then contemplated source of supply, unless such shortage could have been avoided by Seller by purchasing Long Lead Time items in accordance with Section 2(c.).  Seller  reserves the right to allocate Product to customers based on historic purchases over the previous 12-months provided however, that nothing in this Section 14 shall relieve Seller of its obligation to provide the Minimum Capacity set forth in Section 2.

(b)           Quantities not purchased or sold due to the provisions of this Section need not be made up later.

(c)           Nothing in this Section will excuse Buyer from its obligations to make payments when due.

15.           Representations, Warranties, and Covenants.

(a)           Buyer hereby represents and warrants to Seller that:

(i)    Buyer is a company of good standing established according to the laws of the State of Delaware and has its principal place of business in Arsenal on the Charles, 321 Arsenal Street, Watertown, Massachusetts 02472.  Its officers, directors, employees, agents, and shareholders are neither officials, employees, or representatives of any government or of any department, agency, or instrumentality of any government nor officials, representatives, agents or candidates of any political party and shall not become such while this Agreement remains in effect.

(ii)   The execution, delivery, and performance by Buyer of this Agreement does not and shall not violate any laws or regulations presently binding on Buyer or Seller (including without limitation the United States export control laws and regulations).

(b)           Seller hereby represents and warrants to Buyer that:

(i)    Seller is a company of good standing established according to the laws of the State of Delaware and has its principal place of business in 600 North Dairy Ashford, Houston, Texas 77079.  Its officers, directors, employees, agents, and shareholders are neither officials, employees, or representatives of any government or of any department, agency, or instrumentality of any government nor officials, representatives, agents or candidates of any political party and shall not become such while this Agreement remains in effect.

(ii)   The execution, delivery, and performance by Seller of this Agreement does not and shall not violate any laws or regulations presently binding on Buyer or Seller (including without limitation the United States export control laws and regulations).

16.           Ethics; Conflicts of Interest.

Buyer shall not pay any salaries, commissions, or fees, or make any payments or grant any rebates to any employee or officer of Seller, or to any designee of any Seller’s employee or officer, or favor any employee or officer of Seller, or any designee of any Seller employee or officer, with gifts or entertainment of significant cost or value, or enter into any business arrangements with any employee or officer of Seller other than as a representative of Seller.

17.           Technical Assistance.

ANY TECHNICAL ADVICE, ASSISTANCE OR TESTING FURNISHED BY SELLER TO BUYER WITH RESPECT TO THE SELECTION OR USE OF THE PRODUCT DELIVERED TO BUYER HEREUNDER WILL BE GIVEN AND ACCEPTED AT BUYER’S SOLE RISK, AND EXCEPT FOR  GROSS NEGIGENCE OR WILLFUL MISCONDUCT SELLER WILL HAVE NO LIABILITY WHATSOEVER FOR THE USE OF, OR RESULTS OBTAINED FROM, SUCH ADVICE, ASSISTANCE OR TESTING.

18.           Compliance with Laws.

This Agreement is made specifically subject to, and Buyer expressly agrees that Buyer shall comply with and abide by, all applicable laws, rules, regulations, orders and ordinances (now existing or that may be hereafter enacted or promulgated), including, but not limited to U.S. export control and economic sanctions laws, and Buyer will not export, re-export or otherwise transfer the Product, or any technical information disclosed to Buyer concerning the Product, in violation of such laws.

19.           Notices.

All notices required under this Agreement shall be given in writing by letter, facsimile or overnight mail addressed to the parties at the addresses below or such other address as the party may designate:

ConocoPhillips Specialty Products Inc.

600 N. Dairy Ashford Rd

Houston, Texas 77079-1175,  USA

Attn: Manager, Composite Graphite

Facsimile:  (+1) 832-486-2881

A123 Systems, Inc.

Arsenal on the Charles, 321 Arsenal Street

Watertown, Massachusetts 02472

Attention:  General Counsel

Facsimile:  617-778-5749

20.           Assignment.

Neither party shall assign or transfer its rights and obligations under this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld.

21.           Waiver of Breach.

Either party may waive the breach of any part of this Agreement by the other party;  however, any such waiver shall not be a waiver of any other part of this Agreement or of any subsequent breach of the same part.

22.           Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED ACCORDING TO THE LAWS OF STATE OF TEXAS WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES.

23.           Dispute Resolution.

The parties shall attempt to resolve any disputes by negotiation.  Any dispute under this Agreement, which cannot be settled amicably, shall be finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce by the arbitrators; one selected by Buyer, one by Seller, and one by the first two arbitrators.  The arbitration shall be held in Houston, Texas, if brought by Buyer and Boston,

Massachusetts if brought by Seller  and conducted in the English language.  The decision of the arbitrators shall be final, binding, and enforceable on the parties.

24.           Confidentiality.

Each party agrees that it will keep, and cause its employees to keep, confidential the terms and conditions of this Agreement, including but not limited to pricing, and any know-how and technical, business, or other information disclosed to it during the performance of this Agreement until such time as the same has become available to the general public through no fault of such party.  The obligations of confidentiality herein contained shall continue to be observed, notwithstanding the expiration or earlier termination of this Agreement.  Buyer agrees to make no effort, either directly or indirectly, nor enable any third party, to analyze or in any way attempt to determine the physical or chemical property or composition of Product without Seller’s prior written consent.

25.           Entire Agreement; Interpretation.

This Agreement is executed in two originals in the English language or may be executed in multiple counterparts and each counterpart shall represent a fully executed original as if signed by each Party.  This Agreement and its exhibits replaces and supersedes any prior agreements and constitutes the entire Agreement between Seller and Buyer as to the subject matter set forth herein; there are no promises, representations or warranties other than as set forth in this Agreement.   This Agreement may be modified only by instrument in writing specifically stating that it is an amendment to this Agreement and executed by both parties hereto but no modification hereof shall be effected by the acknowledgment or acceptance of purchase orders or printed forms containing different or additional terms and conditions.  The provisions of this Agreement will take precedence over, govern and control any purchase order, sales acknowledgement, invoice or other writing between the Seller and Buyer despite subsequent issuance, it being agreed and understood, without limitation, that any pre-printed terms and conditions appearing on any other writing, communication or transmittal between Seller and Buyer pertaining to the subject matter of this Agreement will be null and void and have no force or effect.

THE WARRANTIES, OBLIGATIONS, LIABILITIES AND REMEDIES OF THE PARTIES, AS PROVIDED HEREIN, ARE EXCLUSIVE AND IN LIEU OF ANY OTHERS AVAILABLE AT LAW OR IN EQUITY.

The parties acknowledge and agree the terms and conditions of this Agreement, including but not limited to those relating to allocations of, releases from, exclusions against and limitations of liability, have been freely and fairly negotiated.  Each party acknowledges that in executing this Agreement they have relied solely on their own judgment, belief, and knowledge, and such advice as they may have received from their own counsel, and they have not been influenced by any representation or statements made by any other party or its counsel.  No provision in this Agreement is to be interpreted for or against any party because that party or its counsel drafted such provision.  In the event that any portion or all of this Agreement is held to be void or unenforceable, the parties agree to negotiate in good faith to amend the commercial and other terms of the Agreement in order to affect the intent of the parties as set forth in this Agreement.

The provisions of this Agreement which by their nature are intended to survive the termination, cancellation, completion or expiration of the Agreement, including but not limited to any expressed limitations of or releases from liability, shall continue as valid and enforceable obligations of the parties notwithstanding any such termination, cancellation, completion or expiration.

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

CONOCOPHILLIPS SPECIALTY		A123 SYSTEMS, INC.
PRODUCTS INC.
By:	/s/ Michael W. Brown	By:	/s/ Michael Rubino
Name:	Michael W. Brown	Name:	Michael Rubino
Title:	President	Title:	Chief Financial Officer and
VP of Finance and Administration

Exhibit 1

Form of Product Schedule

Product Schedule No. 1

Dated

This PRODUCT SCHEDULE NO.1 TO MANUFACTURE AND SUPPLY AGREEMENT (this “Schedule No. [ 1]”) is made by and between A123 Systems, Inc. (“A123”), and Conoco Phillips (“SUPPLIER”), pursuant to the Manufacture and Supply Agreement between A123 and SUPPLIER dated                   .

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, covenants and agreements hereinafter set forth the parties hereto agree as follows:

Specifications attached in Exhibit 2

Manufacturing Location Requirements.  Ponca City, Oklahoma: Batesville, Arkansas; Sanborn, NY or as mutually agreed

Pricing — Pricing will be in US Dollars.

Effective Date through December 31, 2010: $[**]

January 1, 2011 through April 1, 2014: $[**]

Note: Seller agrees to make available [**] of the Product to Buyer during 2010. Buyer agrees to place a purchase order upon execution of this Agreement for  [**] at a price of $[**]. Buyer agrees to take delivery of the [**] no later than April 1, 2011. This quantity will be applied against the total committed quantity of [**] of the Products defined in paragraph 2 of this Agreement.

Both Parties are in agreement that the lithium ion battery market is extremely competitive and will work together to further reduce cost, beyond what is listed above. This may be through qualification of alternative materials, new designs or technologies.

Seller agrees make a reasonable best effort to stock one month’s worth of Product for Buyer, based on current forecast.

Pricing will include the following:

a.               Material cost

b.              Labor

c.               Test

d.              Mark-Up

e.               Lead time of quoted assembly

f.                 Lead time of all components in the quoted assembly

Project Schedule — Deliveries will be made per A123 Purchase Order.

Markings —Products will include barcodes per the Specification.

IN WITNESS WHEREOF, the Parties hereto have caused this Project Schedule No. 1 to Manufacture and Supply Agreement to be executed in their names by their properly and duly authorized officers or representatives as of the date first above written.

CONOCO SPECIALITY PRODUCTS, INC.		A123SYSTEMS, INC

By:	/s/ M.W. Brown	By:	/s/ Michael Rubino
Name:	M.W. Brown	Name:	Michael Rubino
Title:	President	Title:	CFO

6/21/10

CPREME® – Al23 SYSTEMS SALES AGREEMENT

EXHIBIT 2

[**]

A total of 18 pages were omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

CPREME® – Al23 SYSTEMS SALES AGREEMENT

EXHIBIT 3

CPreme® Graphites, Anode Powder (All Grades)

Material Safety Data Sheet

1.  Product and Company Identification

Product Name:	CPreme® Graphites Anode Powder (All Grades)

MSDS Number:	801538

Intended Use:	Substrate for secondary lithium ion battery anodes and other applications

Manufacturer/Supplier:	ConocoPhillips
600 N. Dairy Ashford
Houston, Texas 77079-1175

Emergency Health and Safety Number:	Chemtrec: 800-424-9300 (24 Hours)

MSDS Information:	Phone: 800-762-0942
Email: MSDS@conocophillips.com
Internet: http://w3.conocophillips.com/NetMSDS/

2.  Hazards Identification

Emergency Overview	NFPA

This material is not considered hazardous according to OSHA criteria.

Appearance: Dark gray or black

Physical Form: Solid

Odor: No distinct odor

Potential Health Effects

Eye: Dusts may be abrasive and irritating to the eyes and cause stinging, watering, and redness.

Skin: Prolonged or repeated contact with dusts may be abrasive and mildly irritating to the skin. Skin absorption is unlikely.

Inhalation (Breathing): Low degree of toxicity by inhalation.

Ingestion (Swallowing): No harmful effects expected from ingestion.

Signs and Symptoms: Repeated overexposures to dusts may result in irritation of the respiratory tract, pneumoconiosis (dust congested lungs), pneumonitis (lung inflammation), coughing, and shortness of breath.

See Section 11 for additional Toxicity Information.

3.  Composition / Information on Ingredients

Component	CASRN	Concentration*
Graphite, Synthetic	7782-42-5	100

* All concentrations are percent by weight unless ingredient is a gas. Gas concentrations are in percent by volume.

801538 - CPreme® Graphites, Anode Powder (All Grades) Date of Issue:	Status: Final

801538 - CPreme® Graphites, Anode Powder (All Grades) Date of Issue: 26-Sep-2008	Status: Final

4.  First Aid Measures

Eye Contact: If irritation or redness develops from exposure, flush eyes with clean water. If symptoms persist, seek medical attention.

Skin Contact: First aid is not normally required. However, it is good practice to wash any chemical from the skin.

Inhalation (Breathing): First aid is not normally required. If breathing difficulties develop, move victim away from source of exposure and into fresh air in a position comfortable for breathing. Seek immediate medical attention.

Ingestion (Swallowing): First aid is not normally required; however, if swallowed and symptoms develop, seek medical attention.

5.  Fire-Fighting Measures

NFPA 704 Hazard Class

Health: 0	Flammability: 0	Instability: 0	(0-Minimal, 1-Slight, 2-Moderate, 3-Serious, 4-Severe)

Unusual Fire & Explosion Hazards: No unusual fire or explosion hazards are expected.

Extinguishing Media: Use extinguishing agent suitable for type of surrounding fire.

Fire Fighting Instructions: For fires beyond the incipient stage, emergency responders in the immediate hazard area should wear bunker gear. When the potential chemical hazard is unknown, in enclosed or confined spaces, a self contained breathing apparatus should be worn. In addition, wear other appropriate protective equipment as conditions warrant (see Section 8).

Isolate immediate hazard area and keep unauthorized personnel out. Contain spill if it can be done safely. Move undamaged containers from immediate hazard area if it can be done safely. Cool equipment exposed to fire with water, if it can be done safely.

See Section 9 for Flammable Properties Including Flash Point and Flammable (Explosive) Limits

6.  Accidental Release Measures

Personal Precautions: Stay upwind and away from spill/release. Notify persons down wind of the spill/release, isolate immediate hazard area and keep unauthorized personnel out. Wear appropriate protective equipment, including respiratory protection, as conditions warrant (see Section 8). See Sections 2 and 7 for additional information on hazards and precautionary measures.

Environmental Precautions: Contain spill if it can be done safely. Prevent spilled material from entering sewers, storm drains, other unauthorized drainage systems, and natural waterways. Use water sparingly to minimize environmental contamination and reduce disposal requirements.

Methods for Containment and Clean-Up: Notify appropriate federal, state, and local agencies. Carefully shovel or sweep up spilled material and place in a suitable container. Minimize dust generation.

7.  Handling and Storage

Precautions for safe handling: Wash thoroughly after handling. Use good personal hygiene practices and wear appropriate personal protective equipment.

Do not wear contaminated clothing or shoes.

Conditions for safe storage: Keep container(s) tightly closed. Use and store this material in cool, dry, well-ventilated areas. Store only in approved containers. Keep away from any incompatible material (see Section 10). Protect container(s) against physical damage.

8.  Exposure Controls / Personal Protection

Component	US-ACGIH	OSHA	Other
Graphite, Synthetic	TWA: 2 mg/m3	—	—

Note: State, local or other agencies or advisory groups may have established more stringent limits. Consult an industrial hygienist or similar professional, or your local agencies, for further information.

Eye/Face Protection: The use of eye/face protection is not normally required; however, good industrial hygiene practice suggests the use of eye protection that meets or exceeds ANSI Z.87.1 whenever working with chemicals.

Skin/Hand Protection: The use of skin protection is not normally required; however, good industrial hygiene practice suggests the use of gloves or other appropriate skin protection whenever working with chemicals.

Respiratory Protection: Where there is potential for airborne exposure above the exposure limit a NIOSH certified air purifying respirator equipped with N95 filters may be used.

A respiratory protection program that meets or is equivalent to OSHA 29 CFR 1910.134 and ANSI Z88.2 should be followed whenever workplace conditions warrant a respirator’s use. Air purifying respirators provide limited protection and cannot be used in atmospheres that exceed the maximum use concentration (as directed by regulation or the manufacturer’s instructions), in oxygen deficient (less than 19.5 percent oxygen) situations, or under conditions that are immediately dangerous to life and health (IDLH).

Suggestions provided in this section for exposure control and specific types of protective equipment are based on readily available Information. Users should consult with the specific manufacturer to confirm the performance of their protective equipment. Specific situations may require consultation with industrial hygiene, safety, or engineering professionals.

9.  Physical and Chemical Properties

Note: Unless otherwise stated, values are determined at 20°C (68°F) and 700 mm Hg (1 atm). Data represent typical values and are not intended to be specifications.

Appearance:	Dark gray or black
Physical Form:	Solid
Odor:	No distinct odor
Odor Threshold:	No data
pH:	Not applicable
Vapor Pressure:	Not applicable
Vapor Density (air=1):	Not applicable
Boiling Point/Range:	No data
Melting/Freezing Point:	No data
Solubility in Water:	Insoluble
Partition Coefficient (n-octanol/water) (Kow):	No data
Specific Gravity:	2.24 @ 68°F (20°C)
Bulk Density:	0.5-1.1 g/cc
Percent Volatile:	Not applicable
Evaporation Rate (nBuAc=1):	No data
Flash Point:	N/A
Test Method:	Not applicable
LEL (vol % in air):	No data
UEL (vol % in air):	No data
Autoignition Temperature:	No data

10.  Stability and Reactivity

Stability: Stable under normal ambient and anticipated conditions of use.

Conditions to Avoid: None known.

Materials to Avoid (Incompatible Materials): Avoid contact with strong oxidizing agents and strong reducing agents.

Hazardous Decomposition Products: Not anticipated under normal conditions of use.

Hazardous Polymerization: Not known to occur.

11.  Toxicological Information

Chronic Data:

Graphite, Synthetic

Target Organs: Chronic lung irritation (pneumoconiosis) due to deposition of dust particles in the lungs, has been reported among workers exposed to carbon or graphite-containing dusts. The amount of silica in the dust is considered important in determining whether fibrosis can result from long term exposure to the dust. Since synthetic graphite is derived only from petroleum (and not coal) feedstocks, no crystalline silica should be present.

Graphite, Synthetic

Acute Data:

Component	Oral LD50	Dermal LD50	Inhalation LC50
Graphite, Synthetic	> 5 g/kg (estimated)	> 2 g/kg (estimated)	No information available

12.  Ecological Information

Ecological Information: No adverse environmental or ecological effects are expected.

13.  Disposal Considerations

The generator of a waste is always responsible for making proper hazardous waste determinations and needs to consider state and local requirements in addition to federal regulations.

This material, if discarded as produced, would not be a federally regulated RCRA “listed” hazardous waste and is not believed to exhibit characteristics of hazardous waste. See Sections 7 and 8 for information on handling, storage and personal protection and Section 9 for physical/chemical properties. It is possible that the material as produced contains constituents which are not required to be listed in the MSDS but could affect the hazardous waste determination. Additionally, use which results in chemical or physical change of this material could subject it to regulation as a hazardous waste.

Container contents should be completely used and containers should be emptied prior to discard.

14.  Transportation Information

U.S. Department of Transportation (DOT)

Shipping Description:	Not regulated

International Maritime Dangerous Goods (IMDG)

Shipping Description:	Not regulated

International Civil Aviation Org. / International Air Transport Assoc. (ICAO/IATA)

UN/ID #:	Not regulated

	LTD. QTY	Passenger Aircraft	Cargo Aircraft Only
Packaging Instruction #:	—	—	—
Max. Net Qty. Per Package:	—	—	—

15. Regulatory Information

CERCLA/SARA - Section 302 Extremely Hazardous Substances and TPQs (in pounds):

This material does not contain any chemicals subject to the reporting requirements of SARA 302 and 40 CFR 372.

CERCLA/SARA - Section 311/312 (Title III Hazard Categories)

Acute Health:	No
Chronic Health:	No
Fire Hazard:	No
Pressure Hazard:	No
Reactive Hazard:	No

CERCLA/SARA - Section 313 and 40 CFR 372:

This material does not contain any chemicals subject to the reporting requirements of SARA 313 and 40 CFR 372.

EPA (CERCLA) Reportable Quantity (in pounds):

This material does not contain any chemicals with CERCLA Reportable Quantities.

California Proposition 65:

This material does not contain any chemicals which are known to the State of California to cause cancer, birth defects or other reproductive harm at concentrations that trigger the warning requirements of California Proposition 65.

Canadian Regulations:

This product has been classified in accordance with the hazard criteria of the Controlled Products Regulations (CPR) and the MSDS contains all the information required by the Regulations.

WHMIS Hazard Class

None

Component	AICS	DSL	NDSL	CHINA	ELINCS	EINECS	ENCS	KOREA	PICCS	TSCA
Graphite, Synthetic 7782-42-5	x	x		x		x		x	x	x

Legend: AICS - Australia Inventory of Chemical Substances, DSL - Domestic Substances List (Canada), NDSL - Non-Domestic Substances List (Canada), CHINA - Inventory List, ELINCS - EU List of Notified Chemical Substances, EINECS - European Inventory of Existing Commercial Chemical Substances, ENCS - Japan Existing and New Chemical Substances, KOREA - Existing and Evaluated Chemical Substances, PICCS - Philippines Inventory of Chemicals and Chemical Substances, TSCA - United States Section 8(b) Inventory

U.S. Export Control Classification Number: EAR99

Other Regulatory lnformation

U.S. Export Code (Schedule B) - 380110

Import Harmonized Tariff Schedule (HTS) Code - 3801.10.50

16. Other Information

Date of Issue:	26-Sep-2008
Status:	Final
Previous Issue Date:	22-Feb-2008
Revised Sections or Basis for Revision:	Product Name / Synonyms (Section 1) Composition (Section 3) Personal Protective Equipment (Section 8) Toxicological (Section 11)
MSDS Number:	801538

Guide to Abbreviations:

ACGIH = American Conference of Governmental Industrial Hygienists; CASRN = Chemical Abstracts Service Registry Number; CEILING = Ceiling Limit (15 minutes); CERCLA = The Comprehensive Environmental Response, Compensation, and Liability Act; EPA = Environmental Protection Agency; IARC = International Agency for Research on Cancer; LEL = Lower Explosive Limit; NE = Not Established; NFPA = National Fire Protection Association; NTP = National Toxicology Program; OSHA = Occupational Safety and Health Administration; PEL = Permissible Exposure Limit (OSHA); SARA = Superfund Amendments and Reauthorization Act; STEL = Short Term Exposure Limit (15 minutes); TLV = Threshold Limit Value (ACGIH); TWA = Time Weighted Average (8 hours); UEL = Upper Explosive Limit; WHMIS = Worker Hazardous Materials Information System (Canada)

Disclaimer of Expressed and Implied Warranties:

The information presented in this Materiel Safety Data Sheet is based on data believed to be accurate as of the date this Material Safety Data Sheet was prepared. HOWEVER, NO WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER WARRANTY IS EXPRESSED OR IS TO BE IMPLIED REGARDING THE ACCURACY OR COMPLETENESS OF THE INFORMATION PROVIDED ABOVE, THE RESULTS TO BE OBTAINED FROM THE USE OF THIS INFORMATION OR THE PRODUCT, THE SAFETY OF THIS PRODUCT, OR THE HAZARDS RELATED TO ITS USE. No responsibility is assumed for any damage or injury resulting from abnormal use or from any failure to adhere to recommended practices. The information provided above, and the product, are furnished on the condition that the person receiving them shall make their own determination as to the suitability of the product for their particular purpose and on the condition that they assume the risk of their use. In addition, no authorization is given nor implied to practice any patented invention without a license.

Exhibit 4

CPreme® Graphite Powder Storage Instructions

CPreme® anode powder (“Product”) is warranted to maintain the manufacturer’s specification for a period of 3 years from the product shipment date if stored properly as described in this exhibit. Failure to follow these storage instructions will void the warranty.

1.               Product must be stored in the original containers and packaging with original seals and manufacturing markings intact. Product labeling should not be removed and kept legible throughout storage.

2.               Product must be stored in a clean, indoor, temperature and humidity controlled space.

3.               Product shall be kept dry, free from moisture or condensation and can not be dipped or submerged in water or any other liquids.

4.               Product and the packaging should be kept free of dust (blowing or settling).

5.               Product must be stored in an insect end pest free environment.

6.               Product must be stored and handled in conditions that do not allow contamination by any other materials including water, solvents, dust, chemicals or solids.